May 14, 2002

Roger Henderson

Hollytree Cottage

Swallowfield Street

Swallowfield

U.K.

Re: Amendment to Employment Agreement

Dear Mr. Henderson:

This shall confirm the agreement between you and Chyron Corporation (the "Company") pursuant to which you have agreed to reduce your annual base salary from $325,000 US to $280,000 US effective January 1, 2002 through December 31, 2002 (the "Reduced Amount"). This reduction was done voluntarily for the benefit of the Company and shall not affect the severance due you under the Employment Agreement dated July 21, 1999, as amended on January 10, 2001, April 5, 2001, and May 14, 2002 (collectively, the "Employment Agreement"). In addition, in the event the Company terminates you "without cause" or you resign with "Good Reason," as defined under the Employment Agreement, then the Reduced Amount, and the Reduced Amount set forth in the April 5, 2001 Amendment shall all be due and payable as part of your severance under the Employment Agreement. All other terms of the Employment Agreement shall remain in full force and effect.

All other terms of the Employment Agreement shall remain in full force and effect. Please acknowledge your consent to the above by executing and dating below and returning this letter agreement to me.

Very truly yours,

/s/ Wesley W. Lang, Jr.

Wesley W. Lang, Jr., Chairman

Agreed and Accepted

/s/ Roger Henderson __

Roger Henderson

Dated: May 23rd 2002

AMENDMENT

TO

EMPLOYMENT AGREEMENT

THIS AMENDMENT (the "Amendment"), is being made as of the date written below, and is between Chyron Corporation, a New York corporation, having its principal offices at 5 Hub Drive, Melville, New York 11747 (the "Company") and Roger Henderson ("Henderson"), an individual residing at Hollytree Cottage, Swallowfield Street, Swallowfield, Berks, United Kingdom.

W I T N E S S E T H:

WHEREAS, the Company and Henderson have entered into an Employment Agreement dated as of July 21, 1999, as amended on January 10, 2001, April 5, 2001, and May 14, 2002 (collectively, the "Agreement") pursuant to which Henderson is employed by the Company as its President and Chief Executive Officer; and

WHEREAS, the Company and Henderson wish to amend certain terms and conditions of the Agreement.

NOW THEREFORE, in exchange for good and valuable consideration, and intending to be legally bound hereby, the parties hereto agree as follows:

    Except as specifically defined herein, each defined term utilized herein shall have the same meaning ascribed to such term in the Agreement.
    The Company and Henderson agree that the Agreement has been extended for the Renewal Term which shall end on June 30, 2003.
    Section 2(a) of the Agreement is amended by adding the following language:

    The Company and Henderson acknowledge that the Company has established an Office of the Chairman which shall consist of the Chairman of the Board of Directors, the Chairman of the Executive Committee and the Chief Executive Officer. The Office of the Chairman is charged with being responsible for investor relations, merger and acquisitions, strategic initiatives, oversight of the finances of the Company and generally to provide advice to the Chief Executive Officer in the day-to-day operations of the Company (the "Office of the Chairman's Duties"). The Company and Henderson acknowledge that the creation of the Office of the Chairman and the Office of the Chairman's Duties do not constitute Good Reason, as defined below.

    The first sentence of Section 9(a) is amended by inserting the following:

    ",or Henderson terminates this Agreement with Good Reason (as defined below)," immediately after ", Henderson is terminated by the Company without cause,".

    Section 9 is amended by adding the following new provision:

    (f) Good Reason shall mean: (i) willful breach of any material term of this Agreement by the Company which is not corrected within ten (10) days after receipt of written notice thereof; (ii) a reduction in Henderson's Base Salary or Incentive Bonus without the consent of Henderson; and (iii) a material reduction in Henderson's title, status or duties as Chief Executive Officer of the Company as set forth in Section 2(a) without the consent of Henderson.

    Except with respect to the changes effected by this Amendment, the terms and conditions provided in the Agreement shall remain in full force and effect.
    This Amendment may be effected in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have duly executed this Amendment to the Agreement as of this 14th day of May, 2002.

CHYRON CORPORATION

By: /s/ Wesley W. Lang, Jr.
Wesley W. Lang, Jr.
Chairman

/s/ Roger Henderson
Roger Henderson